EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the incorporation by reference in the Registration Statements of Finjan Holdings, Inc. on Form S-3 (333-197378), Form S-3 (333-189984), Form S-8 (333-195922) and Form S-8 (333-197369) of our report dated March 11, 2015, with respect to our audits of the consolidated financial statements of Finjan Holding, Inc. as of December 31, 2014 and 2013 and for the three years ended December 31, 2014 and our report dated March 11, 2015 with respect to our audit of the effectiveness of internal control over financial reporting of Finjan Holdings, Inc. as of December 31, 2014, which reports are included in this Annual Report on Form 10-K of Finjan Holdings, Inc. for the year ended December 31, 2014.

/s/ Marcum LLP

Marcum LLP
New York, NY
March 11, 2015